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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (Date of earliest event reported): June 23, 2004
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                     InterDigital Communications Corporation
             (Exact name of registrant as specified in its charter)



    Pennsylvania                      1-11152                23-1882087
(State or other jurisdiction of   (Commission File Number)  (IRS Employer
     incorporation)                                        Identification No.)




781 Third Avenue, King of Prussia, PA                        19406-1409
(Address of Principal Executive Offices)                     (Zip Code)


        Registrant's telephone number, including area code: 610-878-7800

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Item 5.       Other Events and Required FD Disclosure.

On June 3, 2004, we announced that our patent holding subsidiaries entered into a patent license agreement with SANYO Electric Co., Ltd (SANYO) covering terminal units and infrastructure compliant with 2G and 3G standards. The new license agreement updates and expands a 1998 agreement between SANYO and InterDigital Technology Corporation, our wholly-owned subsidiary, covering products compliant with TDMA-based standards.

Under the new agreement, SANYO is obligated to pay us an upfront amount of approximately $27 million, net of any source withholding taxes that may be applicable, which amount can be paid in full early in third quarter 2004 or in two installments ($17.5 million in third quarter 2004 and $10 million in first quarter 2005).

We will apply $750,000 of the upfront amount toward the satisfaction of royalties previously recognized as revenue in first quarter 2004 under the agreement in its pre-June 2004 form. For sales of 2G and 3G products (excluding cdma2000 in Japan, the United States and the People's Republic of China and single mode PHS/PDC), we will recognize revenue based on SANYO's reported sales of such products. SANYO may apply its royalty obligation for such products against a $5 million credit provided to SANYO under the agreement, until such credit is exhausted. Upon exhaustion, SANYO is required to pay royalties on a current basis. Due to the inherent difficulty in establishing reliable and objectively determinable evidence of fair value of the remaining portions of the agreement covering sales of cdma2000 in Japan, the United States and the People's Republic of China as well as worldwide sales of single mode PHS/PDC, and consistent with our revenue recognition policy, we will amortize evenly the remaining portion of the upfront payment from second quarter 2004 through fourth quarter 2008, the effective term of the agreement as to such products.

We and SANYO have agreed on a process for negotiating additional payments covering cdma2000 sales in Japan after the expiration of the prepaid period and for sales in the People's Republic of China and the United States in excess of an allotted number of pre-paid units.



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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INTERDIGITAL COMMUNICATIONS CORPORATION


                                        By: /s/ R.J. Fagan
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                                            Richard J. Fagan
                                            Chief Financial Officer



Dated:  June 23, 2004